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                                [Letterhead of
                         Reed Smith Shaw & McClay LLP
                               435 Sixth Avenue
                     Pittsburgh, Pennsylvania  15219-1886
                              Phone: 412-288-3131
                              Fax:   412-288-3063]


                                                                     Exhibit 5.1


                                June 10, 1999



Calgon Carbon Corporation
P.O. Box 717
Pittsburgh, PA  15230-6700

          Re:  Registration Statement on Form S-8
               ----------------------------------

Gentlemen and Ladies:

          We have acted as special counsel to Calgon Carbon Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to up to 2,700,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be purchased by or awarded to employees of the Company pursuant to stock options granted or other awards made under the Company's Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

          In connection with this opinion, we have examined, among other things:

          (1) the Certificate of Incorporation of the Company, as amended to date;

          (2) resolutions adopted by the Board of Directors of the Company on March 26, 1990 amending and restating the Plan and on February 1, 1999 authorizing the issuance of an additional 2,700,000 shares of Common Stock to be reserved for issuance under the Plan; and

          (3)  the Plan, as currently in effect.

          Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

          (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

          (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.
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                         Reed Smith Shaw & McClay LLP]


Calgon Carbon Corporation                -2-                      June 10, 1999



          We hereby consent to the filing of this opinion as Exhibit 5.1, to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Yours truly,

                                    /s/ Reed Smith Shaw & McClay LLP


PDG, Jr.:RLF, Jr.